Exhibit 99.1

CONTACT:
Barry H. Bass
Chief Financial Officer
(301) 986-9200
bbass@first-potomac.com
First Potomac Realty Trust
7600 Wisconsin Avenue
11th Floor
Bethesda, MD 20814
www.first-potomac.com

FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2009 RESULTS
BETHESDA, MD (February 25, 2010) – First Potomac Realty Trust (NYSE: FPO), a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping business parks and industrial properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the three and twelve months ended December 31, 2009.
Highlights:
Fourth Quarter 2009
•	Funds From Operations of $7.2 million, or $0.24 per diluted share, and Core FFO, which excludes acquisitions costs, gains or losses on the retirement of debt and impairment charges, of $11.0 million, or $0.36 per diluted share.

•	Extends maturities on bank debt totaling over $185 million and increases total bank debt capacity by $10 million.
•	Completes two acquisitions totaling 368,000 square feet for $39.5 million.
•	Executes 709,000 square feet of leases.
•	Rental rates per square foot increase 19% for new leases and 11% for renewal leases on a GAAP basis, and increase 10% for new leases and 9% renewal leases on a cash basis.
Full-Year 2009
•	Funds From Operations of $44.4 million, or $1.54 per diluted share, and Core FFO of $41.8 million, or $1.45 per diluted share.
•	Retires $34.5 million of its Exchangeable Senior Notes at a 23% discount, resulting in a gain of $6.3 million.
•	Issues 2.8 million common shares generating net proceeds totaling $29.7 million.
•	Executes 2.2 million square feet of leases.
•	Rental rates per square foot increase 21% for new leases and 10% for renewal leases on a GAAP basis, and increase 10% for new leases and 4% for renewal leases on a cash basis.
•	Same-property net operating income increases by 1.5% on an accrual basis.
Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust stated “In 2009, First Potomac accomplished a number of meaningful achievements in terms of operations, financing and investments. Our strong performance was due to the strength of the portfolio that we have assembled, including the asset type and the comparative stability of our chosen markets combined with the execution of our operating and leasing teams. We leased more than 2.2 million square feet during the year and delivered positive NOI growth, despite the challenging economic backdrop. We also strengthened our balance sheet, extended our debt maturities and enhanced our liquidity position. Importantly, we returned to the acquisitions market sourcing two attractive deals, after sitting on the sidelines for much of the past two and a half years.”

“I am excited about First Potomac’s outlook and quite confident that we are well positioned to move this Company to a new level in the coming years,” Mr. Donatelli continued. “While 2010 will be challenging as the economy seeks to rebound, we have the opportunity to build on our strong portfolio of assets as we continue to lease up and optimize our portfolio performance. Furthermore, we believe that our deep relationships, extensive market knowledge and access to capital position us extremely well to take advantage of acquisition opportunities as they arise.”
The Company’s funds from operations (“FFO”) for the fourth quarter of 2009 were $7.2 million, or $0.24 per diluted share, compared with $11.8 million, or $0.43 per diluted share, during the fourth quarter of 2008. The Company’s Core FFO, which excludes acquisitions costs, gains or losses on the retirement of debt and impairment charges, was $11.0 million, or $0.36 per diluted share, compared with $10.4 million, or $0.38 per diluted share, during the fourth quarter of 2008. During the fourth quarter of 2009, the Company incurred a net loss attributable to common shareholders of $3.3 million, or $0.12 per diluted share, including a $2.5 million impairment charge on a real estate asset that is currently under contract for sale, acquisition costs of $1.0 million, which are included in general and administrative expense, and a $0.2 million debt refinancing charge. During the fourth quarter of 2008, the Company had net income attributable to common shareholders of $1.7 million, or $0.06 per diluted share.
For the year, the Company’s FFO was $44.4 million, or $1.54 per diluted share, compared with $43.8 million, or $1.71 per diluted share in 2008. The Company’s Core FFO was $41.8 million, or $1.45 per diluted share, compared with $39.4 million, or $1.54 per diluted share, in 2008, The Company reported net income attributable to common shareholders for 2009 of $3.9 million, or $0.12 per diluted share, which excluding impairment, acquisition and refinancing charges and gains on retirement of debt was $1.4 million, or $0.05 per diluted share. For 2008, the Company had net income attributable to common shareholders of $19.5 million, or $0.77 per diluted share, which excluding a gain on sale and gains on the retirement of debt was $0.9 million, or $0.03 per diluted share.
The following table provides a per diluted share reconciliation of the Company’s FFO to its Core FFO. Core FFO, which is intended to better represent the Company’s ongoing operations, is derived by removing certain items, including impairment charges, acquisition costs and gains or losses on the retirement of debt, from the Company’s calculated FFO.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Funds From Operations (FFO)	$0.24	$0.43	$1.54	$1.71

Acquisition costs	0.03	—	0.04	—
Losses (gains) on early retirement of debt	0.01	(0.05)	(0.22)	(0.17)
Impairment of real estate asset	0.08	—	0.09	—

Core FFO	$0.36	$0.38	$1.45	$1.54

The Company’s consolidated portfolio (excludes a property owned through an unconsolidated joint venture that was 100% leased and occupied) was 86.3% leased and 85.1% occupied at December 31, 2009. Excluding Ashburn Center, which was acquired on December 31, 2009, and was 45% occupied at acquisition, the Company’s consolidated portfolio was 87.0% leased and 85.8% occupied at December 31, 2009. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Fourth Quarter 2009 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

Property Operations
During the fourth quarter of 2009, the Company executed 709,000 square feet of leases, consisting of 259,000 square feet of new leases and 450,000 square feet of renewal leases. Significant new leases included 57,000 square feet at RiversPark I, which is located in the Company’s Maryland region, and 54,000 square feet at Cavalier Industrial Park and 34,000 square feet at River’s Bend Center, which are located in the Company’s Southern Virginia region. Rent from the majority of these leases is expected to commence by the end of the second quarter of 2010. The 450,000 square feet of renewal leases in the quarter reflects a 70% retention rate. Renewal leases during the quarter included 80,000 square feet at Plaza 500, 64,000 square feet at Crossways Commerce Center, 46,000 square feet at Park Central and 44,000 square feet at Old Courthouse Square.
Same-property net operating income (“Same-Property NOI”) increased, on an accrual basis, $0.1 million, or 0.4%, and $1.3 million, or 1.5%, for the three and twelve months ended December 31, 2009, respectively. The Company’s Same-Property NOI was adversely affected by an increase in snow and ice removal costs, which increased by $0.9 million and $1.2 million for the three and twelve months ended December 31, 2009, respectively. The total impact of these expenses on the Company’s Same Property NOI was reduced by the portion of the snow and ice removal costs that is recoverable from its tenants. Same-Property NOI increased 2.1% and 6.0% for the Company’s Northern Virginia region and 6.3% and 9.2% for the Company’s Southern Virginia region during the three and twelve months ended December 31, 2009, respectively. Same-Property NOI decreased 7.5% and 10.4% for the Maryland region for the three and twelve months ended December 31, 2009, respectively. The decline in Same-Property NOI for the Maryland region for the three months ended December 31, 2009 was primarily due to an increase in snow and ice removal costs, and the decline in Same-Property NOI for the twelve months ended December 31, 2009 was primarily due to an increase in vacancy and reserves for anticipated bad debt expense, particularly among the Company’s Baltimore-area properties. For the entire Same-Property portfolio, the Company recorded reserves for anticipated bad debt of $0.5 million and $2.2 million for the three and twelve months ended December 31, 2009, respectively, compared with $0.3 million and $0.7 million for the three and twelve months ended December 31, 2008, respectively. At December 31, 2009, the annualized revenue associated with tenants with bad debt reserves for the entire Company comprised approximately 2% of the Company’s total annualized revenue.
Liquidity and Financing Activity
On December 29, 2009, the Company restructured its $125 million unsecured revolving credit facility, which was scheduled to mature in April 2010, with a new $175 million facility, which matures in January 2013 with a one-year extension option, which the Company intends to exercise. The interest rate on the new facility increased from a range of LIBOR plus 80 to 135 basis points to a range of LIBOR plus 275 to 375 basis points, depending on the Company’s overall leverage. The Company used a portion of the expanded capacity on the new facility to reduce the outstanding balance on two secured term loans from $100 million to $60 million. The outstanding balances on Secured Term Loan I and Secured Term Loan II were reduced from $50 million to $40 million and $50 million to $20 million, respectively. The interest rate on Secured Term Loan I is LIBOR plus 250 basis points, increasing by 100 basis points annually beginning January 1, 2011, to a maximum of LIBOR plus 550 basis points. Also, Secured Term Loan I was divided into four $10 million loans, with their maturities staggered in one-year intervals beginning January 15, 2011 and ending on January 15, 2014. The terms of Secured Term Loan II were unchanged. As a result of these transactions, the Company incurred approximately $0.2 million of debt retirement charges during the fourth quarter of 2009.
During the fourth quarter, the Company sold 0.6 million common shares through its controlled equity offering program at a weighted average offering price of $11.97 per share, generating net proceeds of approximately $7.3 million. The Company used the proceeds to repay two outstanding mortgage loans and for other general corporate purposes. During 2009, the Company sold a total of 2.8 million common shares through its controlled equity offering program at a weighted average offering price of $11.00 per share, generating net proceeds of $29.7 million.
Balance Sheet
The Company had $645.1 million of debt outstanding at December 31, 2009. Of the total debt outstanding, $415.3 million was fixed-rate debt with a weighted average effective interest rate of 5.8% and a weighted average maturity of 3.8 years. The Company had $94.9 million of variable-rate term debt that was hedged through various fixed-rate interest rate swap agreements. These loans had a weighted average effective interest rate of 6.2% and a weighted average maturity of 3.8 years. At December 31, 2009, the Company’s variable interest rates consisted of borrowings of $74.9 million on its unsecured revolving credit facility and $60 million on two secured term loans. The variable-rate debt had a weighted average interest rate of 3.6% and a maturity of 3.2 years. The Company’s interest coverage ratio was 2.2 times for the quarter ended December 31, 2009.
During the fourth quarter of 2009, the Company repaid a $4.5 million mortgage loan encumbering Park Central I and a $1.7 million mortgage loan encumbering 4200 Tech Court with available cash. As of December 31, 2009, approximately $24 million, or 3.9%, of the Company’s debt was scheduled to mature prior to January 1, 2011, which does not include a $20 million secured term loan that matures in August 2010 with a one-year extension that is exercisable at the Company’s option.
Fourth Quarter Acquisitions
On October 8, 2009, the Company acquired Cloverleaf Center, a four-building, 174,000 square foot office park in Germantown, Maryland for $25.5 million. The property is 97% leased to seven tenants. The acquisition was financed with a $17.5 million mortgage loan from EagleBank and available cash.
On December 31, 2009, the Company acquired Ashburn Center, a three-building, 194,000 square foot business park in Ashburn, Virginia for $14.0 million. The property is 45% leased to three tenants. The acquisition was financed with a $14.0 million draw on the Company’s unsecured revolving credit facility. As part of the transaction, the seller will be paid additional consideration if certain returns are achieved over the next five years.
During the fourth quarter, the Company incurred $1.0 million of due diligence and closing costs associated with the acquisitions of Cloverleaf Center and Ashburn Center, which were recorded as general and administrative expense.
Potential Sale of Deer Park
The Company intends to sell its Deer Park property, a 171,000 square foot business park asset in Randallstown, MD. The property was acquired as part of a portfolio acquisition in 2004 and is located in a non-core submarket of Baltimore, MD. Based on the contractual sale price, the Company recorded a $2.5 million impairment charge related to this potential sale.
Dividends
On January 26, 2010, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per share. The dividend was paid on February 12, 2010, to common shareholders of record as of February 5, 2010.

Earnings and Core FFO Guidance
The Company issued full-year 2010 Core FFO guidance of $1.18 to $1.32 per diluted share. Following is a summary of the analysis and assumptions that the Company used in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Low	High
Portfolio NOI	$87,000	$90,000
Other Income	—	500

Interest Expense	(36,500)	(36,000)
G&A	(14,000)	(13,500)
FFO from unconsolidated joint ventures (1)	400	450

Core FFO	$36,900	$41,450

Annual Core FFO/share	$1.18	$1.32

Average Shares	31,300	31,300

Average Occupancy	84%	86%
Same Property NOI growth (accrual)	(2.0)%	1.0%
Snow Removal Expense, net of tenant reimbursements	$(1,500)	$(1,000)
Bad Debt Expense	(2,500)	(1,500)
Acquisitions (2)	—	—
Dispositions (2)	—	—

(1)	RiversPark I was deconsolidated on January 1, 2010.

(2)	While the Company expects to complete acquisitions and dispositions in 2010, it has not included the effects of any transactions in its guidance given the uncertainty as to their amount, nature and timing. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

Guidance Range for 2010	Low Range	High Range
Net (loss) income attributable to common shareholders per diluted share	$(0.12)	$0.02
Real estate depreciation and income attributable to noncontrolling interests per diluted share	1.30	1.30

Core FFO per diluted share	$1.18	$1.32

Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, February 26, 2010 at 9:00 a.m. ET, to discuss fourth quarter and year-end results. The number to call for this interactive teleconference is (877) 407-0784 or (201) 689-8560 for international participants. A replay of the conference call will be available through midnight ET on March 12, 2010, by dialing (877) 660-6853 or (201) 612-7415 for international callers, and entering account number 3055 and confirmation number, 342696 when prompted for the pass code.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, February 26, 2010, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping business parks and industrial properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for approximately 20% of the Company’s revenue.
Non-GAAP Financial Measures
Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO – The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, acquisition costs, which due to changes in accounting pronouncements are now recorded in general and administrative expenses, and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Rental	$27,962	$26,528	$108,847	$101,844
Tenant reimbursements and other	6,896	6,145	25,030	22,449

Total revenues	34,858	32,673	133,877	124,293

Operating expenses:
Property operating	8,742	7,154	33,260	27,245
Real estate taxes and insurance	3,334	3,110	13,043	12,232
General and administrative	4,807	3,603	14,295	11,938
Depreciation and amortization	10,690	9,834	40,872	37,207

Total operating expenses	27,573	23,701	101,470	88,622

Operating income	7,285	8,972	32,407	35,671

Other expenses (income):
Interest expense	8,043	8,887	32,412	36,189
Interest and other income	(124)	(299)	(530)	(676)
Equity in losses of affiliate	3	—	95	—
Impairment of real estate asset	2,541	—	2,541	—
Losses (gains) on early retirement of debt	180	(1,368)	(6,167)	(4,374)

Total other expenses	10,643	7,220	28,351	31,139

(Loss) income from continuing operations	(3,358)	1,752	4,056	4,532

Discontinued operations:
Income from operations of disposed property	—	—	—	1,335
Gain on sale of real estate property	—	—	—	14,274

Income from discontinued operations	—	—	—	15,609

Net (loss) income	(3,358)	1,752	4,056	20,141

Less: Net loss (income) attributable to noncontrolling interests in the Operating Partnership	78	(48)	(124)	(615)

Net (loss) income attributable to common shareholders	$(3,280)	$1,704	$3,932	$19,526

Depreciation and amortization:
Real estate assets	10,690	9,834	40,872	37,207
Discontinued operations	—	—	—	479
Unconsolidated joint venture	68	—	270	—
Consolidated joint venture	(150)	—	(801)	—
Joint venture acquisition fee	—	211	—	211
Gain on sale of real estate property	—	—	—	(14,274)
Net (loss) income attributable to noncontrolling interests	(78)	48	124	615

Funds from operations (FFO)	$7,250	$11,797	$44,397	$43,764

Acquisition costs	997	—	1,058	—
Losses (gains) on early retirement of debt	180	(1,368)	(6,167)	(4,374)
Impairment of real estate asset	2,541	—	2,541	—

Core FFO	$10,968	$10,429	$41,829	$39,390

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Funds from operations (FFO)	$7,250	$11,797	$44,397	$43,764

Acquisition costs	997	—	1,058	—
Losses (gains) on early retirement of debt	180	(1,368)	(6,167)	(4,374)
Impairment of real estate asset	2,541	—	2,541	—

Core FFO	$10,968	$10,429	$41,829	$39,390

Net (loss) income attributable to common shareholders per share – basic and diluted:
(Loss) income from continuing operations	$(0.12)	$0.06	$0.12	$0.16
Income from discontinued operations	—	—	—	0.61

Net (loss) income	$(0.12)	$0.06	$0.12	$0.77

Weighted average common shares outstanding – basic	29,504	26,974	27,956	24,838
Weighted average common shares outstanding – diluted	29,504	26,983	28,045	24,858

FFO per share – basic	$0.24	$0.43	$1.55	$1.71
FFO per share – diluted	$0.24	$0.43	$1.54	$1.71

Core FFO per share – diluted	$0.36	$0.38	$1.45	$1.54

Weighted average common shares and units outstanding – basic	30,236	27,747	28,715	25,617
Weighted average common shares and units outstanding – diluted	30,388	27,755	28,804	25,637

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets:
Rental property, net	$987,475	$994,913
Cash and cash equivalents	9,320	16,352
Escrows and reserves	9,978	8,808
Accounts and other receivables, net of allowance for doubtful accounts of $2,346 and $935, respectively	7,049	6,872
Accrued straight-line rents, net of allowance for doubtful accounts of $1,185 and $575, respectively	10,915	8,727
Investment in affiliate	1,819	—
Deferred costs, net	21,208	17,165
Prepaid expenses and other assets	6,625	6,365
Intangible assets, net	20,103	21,047

Total assets	$1,074,492	$1,080,249

Liabilities:
Mortgage loans	$301,463	$322,846
Exchangeable senior notes, net	48,718	80,435
Senior notes	75,000	75,000
Secured term loans	60,000	100,000
Unsecured revolving credit facility	159,900	75,500
Financing obligation	5,066	11,491
Accounts payable and other liabilities	16,419	18,022
Accrued interest	2,072	2,491
Rents received in advance	7,267	4,812
Tenant security deposits	5,235	5,243
Deferred market rent, net	6,008	8,489

Total liabilities	687,148	704,329

Noncontrolling interests in the Operating Partnership (redemption value of $9,207 and $7,186, respectively)	9,585	10,627

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 30,589 and 27,353 shares issued and outstanding, respectively	31	27
Additional paid-in capital	517,940	484,825
Accumulated other comprehensive loss	(1,879)	(3,823)
Dividends in excess of accumulated earnings	(138,333)	(115,736)

Total shareholders’ equity	377,759	365,293

Total liabilities, noncontrolling interests and shareholders’ equity	$1,074,492	$1,080,249

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Same-Property NOI(1)(2)
Total base rent	$26,896	$25,883	$104,783	$100,955
Tenant reimbursements and other	6,153	5,453	23,181	20,718
Property operating expenses	(8,183)	(6,738)	(30,429)	(25,902)
Real estate taxes and insurance	(3,243)	(3,060)	(12,678)	(12,193)

Same-property NOI — accrual basis	21,623	21,538	84,857	83,578

Straight-line expense (revenue), net	21	(486)	(274)	(871)
Deferred market rental revenue, net	(457)	(318)	(1,505)	(1,684)

Same-property NOI — cash basis	$21,187	$20,734	$83,078	$81,023

Weighted Average Occupancy	86.4%	86.4%	86.6%	86.2%

Change in same-property NOI — accrual basis	0.4%		1.5%
Change in same-property NOI — cash basis	2.2%		2.5%

Changes in Same-Property NOI — accrual basis
Rental revenue increase	$1,013		$3,828
Tenant reimbursements and other increase	700		2,463
Expense increase	(1,628)		(5,012)

	$85		$1,279

Same-property percentage of total portfolio (sf)	96.2%		94.3%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Reconciliation of Consolidated NOI to Same-property NOI

Total revenues	$34,858	$32,673	$133,877	$124,293
Property operating expenses	(8,742)	(7,154)	(33,260)	(27,245)
Real estate taxes and insurance	(3,334)	(3,110)	(13,043)	(12,232)

NOI	22,782	22,409	87,574	84,816

Less: Non-same property NOI(3)	(1,159)	(871)	(2,717)	(1,238)

Same-property NOI — accrual basis	21,623	21,538	84,857	83,578

Straight-line expense (revenue), net	21	(486)	(274)	(871)
Deferred market rental revenue, net	(457)	(318)	(1,505)	(1,684)

Same-property NOI — cash basis	$21,187	$20,734	$83,078	$81,023

	Three Months Ended	Percentage of	Twelve Months Ended	Percentage of
	December 31, 2009	Base Rent	December 31, 2009	Base Rent
Change in Same-Property NOI by Region
Maryland	(7.5)%	34%	(10.4)%	32%
Northern Virginia	2.1%	30%	6.0%	31%
Southern Virginia	6.3%	36%	9.2%	37%

Change in Same-Property NOI by Property Type(4)
Business Park	(1.2)%	69%	(0.4)%	69%
Industrial	4.0%	27%	5.9%	27%
Office	4.9%	4%	4.3%	4%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark II, Cloverleaf Center and Ashburn Center. Also, same property results for the twelve months ended December 31, 2009 and 2008 exclude Triangle Business Center, RiversPark I and Alexandria Corporate Park.

(2)	Excludes a 76,000 square foot redevelopment building at Ammendale Commerce Center, which was placed in service during the fourth quarter of 2008.

(3)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(4)	Does not include one retail property.